Exhibit 99.1

Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

FOR IMMEDIATE RELEASE

Lennar Reports 50% Increase in Earnings Per Share

Financial Highlights

Second Quarter

•	Record revenues of $2.1 billion—up 35%
•	Record net earnings of $160.3 million—up 51%
•	Gross margin% on sales of homes improved 50 basis points to 24.5%
•	Record homebuilding operating earnings of $282.3 million—up 46%
•	Record financial services operating earnings of $37.2 million—up 39%
•	Net debt to total capital decreased to 34.5%
•	Record backlog dollar value of $4.2 billion—up 38%

2003 / 2004 Goals

•	Fiscal 2003 EPS goal increased to $8.50 from $7.73 per share
•	Fiscal 2004 EPS goal increased to $9.50 from $9.09 per share

MIAMI, June 10, 2003—Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported earnings for its second quarter ended May 31, 2003. Second quarter net earnings in 2003 were $160.3 million, or $2.05 per share diluted, compared to net earnings of $106.0 million, or $1.37 per share diluted, in the second quarter of 2002. Earnings per share amounts and average shares outstanding for the three and six months ended May 31, 2003 and 2002, have been adjusted to reflect the effect of the Company’s April 2003 10% Class B common stock distribution. Revenues in the second quarter increased 35% to $2.1 billion from $1.6 billion in the same period last year.

(more)

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “The U.S. homebuilding market remains very strong as a result of favorable supply and demand trends. Demand remains high due to historically low interest rates, healthy demographic driven demand and improving consumer sentiment. The homebuilding industry’s supply of new homes remains historically low due to a continued constrained supply of developable land. Our economic environment has been reinforced with the continuation of a nesting trend in which consumers are traveling less and are willing to invest more and spend more time in their homes.”

Mr. Miller concluded, “During the past 18 months we have acquired 11 new homebuilding franchises which have been integrated into the Lennar Family of Builders operations and are enhancing our bottom line performance. Our record earnings are reflective of the success and rapid integration of these acquisitions combined with our strong organic growth program. Based on continuing favorable market conditions and trends, our successful Lennar Process and our record backlog, we are positioned to continue gaining market share and to achieve our increased earnings goals of $8.50 per share in 2003 and $9.50 per share in 2004.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED MAY 31, 2003 COMPARED TO

THREE MONTHS ENDED MAY 31, 2002

Homebuilding

Revenues from sales of homes increased 36% in the second quarter of 2003 to $1.9 billion from $1.4 billion in the same period last year. Revenues were higher due primarily to a 25% increase in the number of home deliveries and an 8% increase in the average sales price. New home deliveries increased to 7,385 homes in the second quarter of 2003 from 5,899 homes in the same period last year. New home deliveries were higher primarily due to continued growth in the California market, combined with the Company’s entry into the Illinois market in the second half of 2002. The average sales price on homes delivered increased to $257,000 in the second quarter of 2003 from $237,000 in 2002, primarily due to an increase in the average sales price in some of the Company’s markets, combined with changes in product and geographic mix.

Gross margins on home sales were $464.9 million, or 24.5%, in the second quarter of 2003, compared to $335.5 million, or 24.0%, in 2002. Margins were positively impacted by strength in many of the Company’s markets, with particular strength in California partially offset by softness in the Texas market.

Selling, general and administrative expenses as a percentage of revenues from home sales were 11.3% in both the second quarter of 2003 and 2002.

Sales of land and other revenues, net, totaled $19.9 million in the second quarter of 2003, compared to $9.2 million in the same period in 2002. Equity in earnings from unconsolidated partnerships was $11.3 million in the second quarter of 2003, compared to $6.7 million in the same period last year. Margins achieved on land sales and equity in earnings from unconsolidated partnerships may vary significantly from period to period depending on the timing of land sales by the Company and unconsolidated partnerships in which it has investments.

Financial Services

Operating earnings for the Financial Services Division increased to $37.2 million in the second quarter of 2003 from $26.7 million in the same period last year. The increase was primarily due to a higher number of transactions in the Company’s mortgage and title operations, which benefited from record low interest rates and a strong housing environment in the second quarter of 2003.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues improved to 1.2% in the second quarter of 2003 from 1.3% in the same period last year.

Interest Expense

In the second quarter of 2003, interest expense was $36.3 million, or 1.7% of total revenues, compared to $30.5 million, or 1.9% of total revenues, in 2002. The decrease is primarily due to a lower debt leverage ratio while the Company continues to grow.

SIX MONTHS ENDED MAY 31, 2003 COMPARED TO

SIX MONTHS ENDED MAY 31, 2002

Homebuilding

Revenues from sales of homes increased 33% in the six months ended May 31, 2003 to $3.3 billion from $2.5 billion in the same period last year. Revenues were higher due primarily to a 22% increase in the number of home deliveries and a 9% increase in the average sales price. New home deliveries increased to 13,027 homes in the six months ended May 31, 2003 from 10,690 homes in the same period last year. New home deliveries were higher primarily due to continued growth in the California market, combined with the Company’s entry into the Illinois market in the second half of 2002. The average sales price on homes delivered increased to $256,000 in the six months ended May 31, 2003 from $235,000 in the same period last year, primarily due to an increase in the average sales price in some of the Company’s markets, combined with changes in product and geographic mix.

Gross margins on home sales were $807.8 million, or 24.2%, in the six months ended May 31, 2003, compared to $591.9 million, or 23.6%, in 2002. Margins were positively impacted by strength, primarily in the west region, partially offset by softness in the Texas market.

Selling, general and administrative expenses as a percentage of revenues from home sales were 11.6% in both the six months ended May 31, 2003 and 2002.

Sales of land and other revenues, net, totaled $31.2 million in the six months ended May 31, 2003, compared to $13.8 million in the same period in 2002. Equity in earnings from unconsolidated partnerships was $19.9 million in the six months ended May 31, 2003, compared to $12.9 million in the same period last year. Margins achieved on land sales and equity in earnings from unconsolidated partnerships may vary significantly from period to period depending on the timing of land sales by the Company and unconsolidated partnerships in which it has investments.

Financial Services

Operating earnings for the Financial Services Division increased to $71.5 million in the six months ended May 31, 2003 from $50.1 million in the same period last year. The increase was primarily due to a higher number of transactions in the Company’s mortgage and title operations, which benefited from record low interest rates and a strong housing environment in 2003.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.3% in both the six months ended May 31, 2003 and 2002.

Interest Expense

In the six months ended May 31, 2003, interest expense was $66.5 million, or 1.8% of total revenues, compared to $54.6 million, or 1.9% of total revenues, in 2002. The decrease is primarily due to a lower debt leverage ratio while the Company continues to grow.

Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation’s leading builders of quality homes for all generations, building affordable, move-up and retirement homes. Under the Lennar Family of Builders banner, the Company includes the following brand names: Lennar Homes, U.S. Home, Greystone Homes, Village Builders, Renaissance Homes, Orrin Thompson Homes, Lundgren Bros., Winncrest Homes, Sunstar Communities, Don Galloway Homes, Patriot Homes, NuHome, Barry Andrews Homes, Concord Homes, Summit Homes, Cambridge Homes, Seppala Homes, Coleman Homes, Genesee and Rutenberg Homes. The Company’s active adult communities are primarily marketed under the Heritage and Greenbriar brand names. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others. Its Strategic Technologies Division provides high-speed Internet access, cable television and alarm installation and monitoring services to residents of the Company’s communities and others. Previous press releases may be obtained at www.lennar.com.

Some of the statements contained in this press release are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which the statements anticipate. Factors which may affect the Company’s results include, but are not limited to, changes in general economic conditions, the market for homes and prices for homes generally and in areas where the Company has developments, the availability and cost of land suitable for residential development, materials prices, labor costs, interest rates, consumer confidence, competition, terrorist acts or other acts of war, environmental factors and government regulations affecting the Company’s operations. See the Company’s Annual Report on Form 10-K for the year ended November 30, 2002 for a further discussion of these and other risks and uncertainties applicable to the Company’s business.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 AM Eastern time on Wednesday, June 11, 2003. The call will be broadcast live over the Internet and can be accessed through the Company’s web site at www.lennar.com. A replay of the conference call will be available later that day by calling 320-365-3844 and entering 687217 as the confirmation number.

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LENNAR CORPORATION

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2003	2002	2003	2002
Revenues:
Homebuilding	$1,985,073	1,461,804	3,473,808	2,603,923
Financial services	136,095	109,813	264,230	215,438

Total revenues	$2,121,168	1,571,617	3,738,038	2,819,361

Operating earnings:
Homebuilding	$282,349	193,892	470,662	326,627
Financial services	37,178	26,711	71,523	50,135

Total operating earnings	319,527	220,603	542,185	376,762
Corporate general and administrative expenses	25,727	19,780	47,391	36,404
Interest expense	36,266	30,530	66,468	54,578

Earnings before income taxes	257,534	170,293	428,326	285,780
Income taxes	97,219	64,286	161,693	107,882

Net earnings	$160,315	106,007	266,633	177,898

Average shares outstanding:
Basic	70,795	70,096	70,714	69,865
Diluted	79,178	78,647	79,027	78,454

Earnings per share:
Basic	$2.26	1.51	3.77	2.55
Diluted	$2.05	1.37	3.42	2.31

Supplemental information:
Interest incurred (1)	$35,018	31,690	67,961	62,365
EBIT (2):
Earnings before income taxes	$257,534	170,293	428,326	285,780
Interest expense	36,266	30,530	66,468	54,578

EBIT	$293,800	200,823	494,794	340,358

(1)	Homebuilding interest incurred is capitalized as inventories and relieved as interest expense when homes are delivered.
(2)	EBIT is a non-GAAP financial measure derived by adding back interest expense that was reflected in earnings before income taxes.

LENNAR CORPORATION

Homebuilding Segment

Homebuilding Segment Information

(In thousands)

(Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2003	2002	2003	2002
Revenues:
Sales of homes	$1,894,991	1,397,596	3,335,150	2,507,370
Sales of land and other revenues	78,766	57,513	118,740	83,645
Equity in earnings from unconsolidated partnerships	11,316	6,695	19,918	12,908

Total revenues	1,985,073	1,461,804	3,473,808	2,603,923
Costs and expenses:
Cost of homes sold	1,430,100	1,062,109	2,527,375	1,915,505
Cost of land and other expenses	58,885	48,332	87,503	69,799
Selling, general and administrative	213,739	157,471	388,268	291,992

Total costs and expenses	1,702,724	1,267,912	3,003,146	2,277,296

Operating earnings	$282,349	193,892	470,662	326,627

LENNAR CORPORATION

Summary of Deliveries, New Orders and Backlog By Region

(Dollars in thousands)

	Three Months Ended		At or for the Six Months Ended
	May 31,		May 31,
	2003	2002	2003	2002
Deliveries:
East	2,278	2,080	4,006	3,721
Central	2,459	1,773	4,313	3,279
West	2,834	2,163	5,082	3,926

Total	7,571	6,016	13,401	10,926

Of the deliveries listed above, 186 and 374 deliveries relate to unconsolidated partnerships for the three and six months ended May 31, 2003, respectively, compared to 117 and 236 deliveries in the same periods last year.

New Orders:
East	3,405	3,070	5,996	5,312
Central	2,805	1,998	4,909	3,672
West	3,588	2,994	5,604	5,281

Total	9,798	8,062	16,509	14,265

Of the new orders listed above, 730 and 915 new orders relate to unconsolidated partnerships for the three and six months ended May 31, 2003, respectively, compared to 231 and 353 new orders in the same periods last year.

Backlog—Homes:
East	6,819	5,339
Central	3,309	2,370
West	5,477	4,402

Total	15,605	12,111

Of the homes in backlog listed above, 986 homes in backlog relate to unconsolidated partnerships at May 31, 2003, compared to 393 homes at May 31, 2002.

Backlog Dollar Value
(including unconsolidated partnerships)	$4,218,634	3,065,373

Lennar’s market regions consist primarily of the following states:

East: Florida, Maryland, Virginia, New Jersey, North Carolina and South Carolina
Central: Texas, Illinois and Minnesota
West: California, Colorado, Arizona and Nevada

LENNAR CORPORATION

Supplementary Data

(Dollars in thousands)

	(Unaudited) May 31,		November 30, 2002
	2003	2002
Senior notes and other debts payable	$1,798,198	1,502,718	1,585,309
Less: cash and cash equivalents	480,719	461,497	731,163

Net homebuilding debt	1,317,479	1,041,221	854,146

Net homebuilding debt	1,317,479	1,041,221	854,146
Stockholders’ equity	2,501,544	1,863,194	2,229,157

Total capital	3,819,023	2,904,415	3,083,303

Net debt to total capital (1)	34.5%	35.8%	27.7%

(1)	Net debt to total capital is a non-GAAP financial measure consisting of net homebuilding debt (homebuilding debt less homebuilding cash) divided by total capital (net homebuilding debt plus stockholders’ equity).